Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of New Residential Investment Corp. and to the incorporation by reference therein of our reports dated February 25, 2016, with respect to the consolidated financial statements of New Residential Investment Corp. and Subsidiaries, and the effectiveness of internal control over financial reporting of New Residential Investment Corp. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

August 10, 2016